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                                                                   EXHIBIT 99.2

                                 PRESS RELEASE

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FOR IMMEDIATE RELEASE                       Contact:  James G. Clark
                                                      EVP and CFO
                                                      (858) 793-4151
                                                      jim.clark@edlending.com
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                    EDUCATION LENDING GROUP, INC. ANNOUNCES
                FIRST $525 MILLION STUDENT LOAN SECURITIZATION

   San Diego, CA.--May 28, 2002--Education Lending Group, Inc., (OTCBB:EDLG) ("EDLG") [formerly Direct III Marketing, Inc.] today announced the closing of its first $525,000,000 student loan securitization in conjunction with William
R. Hough & Co., as senior manager and PNC Capital Markets, Inc. as co-manager on the transaction. The Class A Notes are rated Aaa by Moody's Investors Service, Inc., and AAA by Fitch Ratings.

   Robert deRose, CEO, stated, "We have just completed our first permanent financing of student loan assets. We are proud to have achieved this goal in this early stage of our company. It is a credit to our employees and their hard work. I am personally proud to lead our company to the next milestone."

   Mark Weadick, SVP of William R. Hough & Co., stated, "The placement of the Notes by this first time issuer was received enthusiastically by a broad and diversified investor base and achieved the company's goals for the transaction."

   Michael Shaut, EDLG's President and COO, further stated, "We look forward to additional financing later this year. Our plan is to utilize our commercial paper warehouse line to hold loans until scale is achieved, and then proceed with another permanent financing for EDLG. Assets in this securitization add significant long-term value to our balance sheet. It is our intention to continue to hold the bulk of our originated student loans and thereby build a strong balance sheet for the company and long term value for our shareholders."

   Education Lending Group, Inc., markets products, services and solutions to the Federal Guaranteed Student Loan Industry. The company is a full service provider of financial aid products to students, parents and schools. This includes, but is not limited to, student financial aid counseling, debt management, loan origination, loan servicing management, and secondary market loan acquisition services.

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   This press release may include forward-looking statements within the meaning of Section 7A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on the Company's current expectations and projections about future events.
These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and the Company's affiliate companies, that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those identified in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-KSB, filed on March 29, 2002, and Quarterly Report on Amended Form 10-QSB

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filed on May 14, 2002. The discussion should be read in conjunction with the
Company's Financial Statements and related Notes thereto included in the Company's Form 10-KSB and Form 10-QSB filings.

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